Exhibit 99.1

News Release	JBT Corporation 70 W. Madison Chicago, IL 60602

For Release: IMMEDIATE

Investors:	Debarshi Sengupta	+1 312 861.6933
Media:	Jeff Miller	+1 312 861.6461

JBT CORPORATION ANNOUNCES IMPLEMENTATION OF MANAGEMENT SUCCESSION PLAN;

NAMES TOM GIACOMINI CHIEF EXECUTIVE OFFICER EFFECTIVE SEPTEMBER 9, 2013

Chairman and CEO, Charlie Cannon, to Remain Executive Chairman

Chief Financial Officer, Ron Mambu, Announces Plans to Retire

Pending the Identification of His Successor

CHICAGO, August 26, 2013 — JBT Corporation (NYSE: JBT), a leading global technology solutions provider to the food processing and air transportation industries, today announced that it is implementing its management succession plan. Tom Giacomini, currently President and Chief Executive Officer of Dover Engineered Systems at Dover Corporation, will become Chief Executive Officer, President, and a member of the Board of Directors of JBT Corporation, effective September 9, 2013. Charlie Cannon, currently Chairman, Chief Executive Officer and President, will remain Executive Chairman of the Board. Ron Mambu, Chief Financial Officer, announced plans to retire upon the identification of his successor.

Tom Giacomini, 48, has over 20 years of experience in industrial manufacturing. He has held a variety of senior leadership positions at Dover Corporation and Warn Industries, Inc., and most recently led a diversified portfolio of 14 industrial businesses with annual sales in excess of $3.5 billion and operations in the U.S., Europe, China, Brazil and India. Mr. Giacomini has demonstrated success in leading innovative, customer-focused technology initiatives, driving strong recurring sales, overseeing strategic expansion in emerging markets, and delivering significant margin expansion. He also has a proven track record of achieving above market growth through value creating acquisitions in the U.S., Europe and China.

Mr. Cannon said, “Ron and I have had the privilege of leading JBT Corporation and serving in leadership roles with its predecessor companies for over 30 years. We are proud of what we have accomplished over the years and are very optimistic about the Company’s future prospects. The Board developed and implemented this succession plan in order to provide continuity and a seamless leadership transition for the future. We could not be more pleased that Tom has agreed to join our company as CEO. He is an extremely talented executive with a proven track record across a range of global industrial business segments for Dover Corporation, where he achieved outstanding results. He is the ideal person to succeed me as CEO and I look forward to working with him to accelerate our progress on our 4G strategic initiatives and ensure that JBT Corporation continues to thrive in the global marketplace.”

JBT Corporation

Mr. Giacomini commented, “JBT Corporation is an admired industry leader with strong technology and market positions, a large installed base, global reach and excellent growth prospects. I am honored that the Board has chosen me to become the Company’s CEO. Working together with Charlie, Ron and JBT Corporation’s talented team of dedicated professionals around the world, I am confident that we will continue to create value for our shareholders and customers.”

Ron Mambu said, “I look forward to working with Tom to identify and ensure a smooth transition of financial leadership at JBT Corporation. After nearly forty years with JBT Corporation and its predecessors, I am confident that the Company is positioned for continued success and it is an opportune time for me to begin my transition to retirement.”

Jim Goodwin, JBT Corporation’s Lead Independent Director said, “As we implement our succession plans, we do so from an enviable position of strength across our businesses. As a Board, we are confident we have found the ideal leader in Tom, who is fully equipped to step into the role as CEO. We greatly appreciate Charlie’s many contributions and his leadership of JBT Corporation since it became an independent public company in 2008. Under his leadership, the Company has developed into a global technology company whose stock price has increased over 65 percent since becoming public. Since Charlie will remain as Executive Chairman, we will benefit from his continued guidance and ongoing commitment to the Company. Likewise, Ron is an outstanding CFO. Over his 39 years of service, we have benefitted from his dedication and commitment to the Company. We are grateful for Ron’s willingness to work alongside Tom to identify and retain a CFO successor.”

Tom Giacomini Biography

Prior to serving as President and Chief Executive Officer of Dover Engineered Systems at Dover Corporation, Tom Giacomini served as President and Chief Executive Officer of Dover Industrial Products and President of Dover’s Material Handling Platform. Mr. Giacomini joined Dover Corporation in 2003 following its acquisition of Warn Industries, an industrial manufacturer specializing in vehicle performance enhancing equipment. During his tenure at Warn Industries, he served in a variety of leadership roles including President and Chief Operating Officer. Prior to joining Warn Industries, Mr. Giacomini worked at TRW, Inc. Mr. Giacomini holds an MBA from Northwestern University's Kellogg School of Management and a Bachelor’s degree in Mechanical Engineering from University of Michigan (Dearborn).

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JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to the food processing and air transportation industries. JBT Corporation designs, manufactures, tests and services technologically sophisticated systems and products for regional and multi-national industrial food processing customers through its JBT FoodTech segment and for domestic and international air transportation customers through its JBT AeroTech segment. JBT Corporation employs approximately 3,200 people worldwide and operates sales, service, manufacturing and sourcing operations located in over 25 countries. For more information, please visit www.jbtcorporation.com or www.jbtfoodtech.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company's ability to control. These risks and uncertainties are described under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission, which may be accessed on the Company's website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.